LORENT INVESTMENT COMPANY


FINANCIAL STATEMENTS

DECEMBER 31, 2004







To the Board of Directors
Lorent Investment Company

Accountants' Review Report

We have reviewed the accompanying statement of assets and liabilities, including the statement of investments of Lorent Investment Company (a corporation) as of December 31, 2004, and the related statement of operations for the six months then ended, changes in net assets and financial highlights for the six months ended December 31, 2004 and year ended June 30, 2004 in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements and financial highlights is the representation of the management of Lorent Investment Company.

A review of interim financial information consists principally of inquiries of Company personnel and analytical procedures applied to financial data.
It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements and financial highlights referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.





February 22, 2005		Blum and Clark
San Diego, California		Accountancy Group




LORENT INVESTMENT COMPANY

STATEMENT OF INVESTMENTS
DECEMBER 31, 2004 (UNAUDITED)

								Value

Municipal Securities (68%):
$105,000 Bolingbrook, Illinois, Residential Mortgage Revenue
		due August 1, 2010, 7.50%		       	       $121,257
$225,000 College Iowa Cmnty Sch Dist					224,982
$250,000 Ferris State University, Michigan, Revenue Refunding
	 	General Obligation Bond, due October 1, 2015, 5.25%	257,035
$50,000  Florida State Board of Education, due June 1, 2005, 7.00%"	 50,101
$250,000 Florida State Board of Education, due May 1, 2009, 6.20%"	274,110
$250,000 Gainesville, Florida, Utility System Revenue,
		due October 1, 2014, 6.50%	 			289,447
$250,000 Illinois Health Facility Authority Revenue Ref. Rockford Health
		System, due August 15, 2015, 5.125%			264,193
$175,000 Jefferson Parish, Louisiana, Single Family Mortgage Revenue
		Bond, due August 1, 2010, 7.10%	 			210,049
$235,000 Kanawha County, West Virginia, Residential Mortgage Revenue,
		due September 1, 2011, 7.375%				295,306
$250,000 Katy Texas Independent School District, Series A Bonds,
		due February 15, 2018, 5%	 			261,857
$100,000 King County Washington School District, Kent Ref
		due December 1, 2014, 5.3%				106,351
$250,000 Maine Health and Higher EDL FACS Authority Revenue, Maine
		Medical Center Service, due November 15, 2013, 5.00% 	253,207
$145,000 Michigan State Hospital Finance Authority, due May 1, 2009,
		7.125% 							159,525
$150,000 Muskegan County, MI Wastewater Management System No. 2,
		due July 1, 2016, 4.75%	 				157,587
$180,000 New Jersey Health Care Facilities Financing Authority Revenue,
		due July 1, 2011, 6.90%					204,917
$80,000  New Jersey Health Care Facilities Financing Authority Revenue,
		due July 1, 2009, 8.75%	 				 91,106
$200,000 New York, NY Ser J-MBIA IBC, due August 1, 2012 5.35%		218,172
$75,000  New York State Dorm Authority Revenue FHA-HOSP, NY &
		Presbyterian, due August 1, 2014, 4.75%			 78,091
$120,000 St. Tammany, Louisiana, Public Trust Financing Authority Single
		Family Mortgage Revenue, due July 1, 2010, 7.20%	134,345
$225,000 Seattle, Washington Municipal Light and Power Revenue
		Improvement and Referendum, due March 1, 2020, 5%	236,907
$230,000 Tulsa County Oklahoma, Home Finance Authority Single Family
		Mortgage Revenue, due August 1, 2010, 6.90%		277,410
$100,000 University of Texas Revenue Series A Bonds, due
		August 15, 2016, 4.5% 					103,077
$145,000 Washington State Series B, due January 1, 2022, 5%		152,051
$150,000 Washington State Motor Vehicle Fuel Tax Series,
		due January 1, 2023, 5%		 			156,464
$250,000 Western Minnesota Municipal Power Agency Power Supply
		Revenue, due January 1, 2016, 6.625% 			305,413
Total Municipal Securities (cost $4,437,037)			      4,882,960


U.S. Agencies (28%):
$280,000 Federal Home Loan Mortgage Medium term note,
		due December 12, 2017, 5.5%				279,076
$210,000 Federal Home Loan Mortgage Medium term note,
		due August 15, 2018, 5.5% 				209,441
$250,000 Federal Home Loan Mortgage Medium term note,
		due February 15, 2017, 6.1%				250,835
$250,000 Federal National Mortgage Association
		due February 15, 2002, 6.15% 				254,798
$200,000 Federal Home Loan Mortgage due March 5, 2019, 5.2%	 	197,750
$285,000 Federal Home Loan Bank due August 8, 2018, 5.5%		283,130
$250,000 Federal National Mortgage Medium term note,
		due February 15, 2022, 4.5% 				247,735
$250,000 Federal National Mortgage Assn Benchmark
		due July 17, 2013, 4.375%	 			243,283
Total U.S. Agencies (cost $1,973,169)			 	      1,966,048

Mutual Funds (4%):
$17,380  Rochester Fund Municipals					308,315
Total Mutual Funds (cost $300,000)					308,315

Total Investments (cost $6,710,206) 				     $7,157,323





LORENT INVESTMENT COMPANY

STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2004 (UNAUDITED)





ASSETS:

	Cash and cash equivalents			 	       $248,854
	Interest receivable						106,486
	Investments in securities, at value (cost $6,710,206)	      7,157,323

		Total assets					      7,512,663



LIABILITIES:

	Accounts payable and accrued expenses				  2,896


NET ASSETS, consisting of:

	Accumulated net realized loss				      $(27,950)
	Net unrealized appreciation		 	 	       447,117
	Dividends paid in excess of net investment income	       (82,822)
	Paid-in capital on shares of common stock	       	     2,759,700
	Accumulated earnings as of the date of filing as
	    Registered Investment Company		 	     4,413,722
		Total net assets				    $7,509,767




SHARES OUTSTANDING							275,970

NET ASSET VALUE PER SHARE						 $27.21





LORENT INVESTMENT COMPANY

STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2004 (UNAUDITED)



INVESTMENT INCOME:

	Interest income						       $184,548
	Dividend income							  6,717

		Total investment income	 				191,265

EXPENSES:

	Audit and accounting fees					 12,270
	Attorney fees		 					  4,400
	Custodian fees							  1,880
	Other expenses							  2,127
		Total expenses						 20,677


		Net investment income				 	170,588

REALIZED AND UNREALIZED GAIN
	ON INVESTMENTS:

	Net Increase in unrealized appreciation of investments		 82,274

		Net gain on investments					 82,274

		Net increase in net assets from operations	       $252,862





LORENT INVESTMENT COMPANY

STATEMENT OF CHANGES IN NET ASSETS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2004 (UNAUDITED)
AND YEAR ENDED JUNE 30, 2004


						Six Months
						Ended		Year Ended
						December 31,	June 30,
						2004		2004
CHANGE IN NET ASSETS FROM OPERATIONS:

	Net investment income			  $170,588	$356,870
	Net realized gain on investments		 - 	   7,200
	Unrealized appreciation (depreciation)
		of investments			    82,274      (306,601)

		Net increase in net assets
			from operations		   252,862	  57,469

DISTRIBUTIONS TO STOCKHOLDERS FROM
	INVESTMENT INCOME			  (223,536)	(364,280)

	Total increase (decrease) in net assets	    29,326 	(306,811)


NET ASSETS, BEGINNING				 7,480,441 	7,787,252

NET ASSETS, ENDING				$7,509,767     $7,480,441




LORENT INVESTMENT COMPANY

FINANCIAL HIGHLIGHTS


					Six Months
					Ended
					December
					31, 2004        Years Ended June 30,
					(Unaudited)  2004   2003   2002   2001
Per share information:
(for a share outstanding
throughout the period)

Net asset value, beginning 		  27.11     28.21  27.39  27.00  26.00
Income from investment operations:
	Net investment income		   0.62      1.30   1.26   1.36   1.41
	Net realized and unrealized
	Gain (loss) on investments	   0.29     (1.08)  0.89   0.38   1.00
		Total from investment
			operations	   0.91      0.22   2.15   1.74   2.41
Less: Distributions

	Dividends from net investment
	  income:
		Taxable			  (0.23)    (0.39) (0.28) (0.36) (0.38)
		Tax-exempt	 	  (0.58)    (0.93) (1.05) (0.99) (1.03)

		Total distributions	  (0.81)    (1.32) (1.33) (1.35) (1.41)
Change in net asset value
	for the period			   0.10     (1.10)  0.82   0.39   1.00

Net asset value, ending			  27.21     27.11  28.21  27.39  27.00

Total return			*	   6.68%     0.81%  7.62%  6.40%  9.60%

Ratios/supplemental data:

Net asset, end of period (000's)	  7,510     7,480  7,787  7,559  7,451
Ratio to average net assets of:
	Expenses		+	   0.28      0.54   0.40   0.36   0.40
	Net investment income	+	   2.28      4.67   4.56   5.00   5.34
	Portfolio turnover rate		    ---     15.12% 23.77% 59.79%  9.60%


			* 	Annualized
			+	Not annualized




LORENT INVESTMENT COMPANY

Notes to Financial Statement
December 31, 2004



NOTE 1.	NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Lorent Investment Company, incorporated in Texas, is registered under the Investment Company Act of 1940, as a diversified, closed-end management investment company. The Company seeks to provide investors with as high a level of current income as is consistent with the preservation of capital.


Significant Accounting Policies

Valuation of Securities

The Company's securities are valued on the basis of prices provided by an independent pricing service when, in the opinion of persons designated by the Company's directors, such prices are believed to reflect the fair market value of securities. Securities with a remaining maturity of 60 days or less are valued at amortized cost.

Federal Income Taxes

It is the Company's policy to comply with the requirements of the Internal Revenue Code applicable to "regulated investment companies" and to distribute all of its taxable and tax-exempt income to its stockholders. Therefore, no federal income tax provision is required.

Distributions

Dividends to stockholders are normally paid four (4) times a year, and recorded on the ex-dividend date.

General

The Company records security transactions based on the trade date. Interest income is accrued as earned. Realized gains and losses from the sale of securities are recorded on an identified cost basis.


Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

NOTE 2.  INVESTMENT TRANSACTIONS

For the six months ended December 31, 2004 purchases and sales of investment securities (excluding short-term securities and U.S. government obligations) were $424,126 and $155,000, respectively.

The total cost of securities for federal income tax purposes as of December 31, 2004 was $6,689,872.

The aggregate gross unrealized appreciation, based on cost for federal income tax purposes, was $467,451 for the six month period ended December 31, 2004.


NOTE 3.  RELATED PARTY TRANSACTIONS

For the six months ended December 31, 2004 legal fees of $5,724 (consisting of legal fees of $4,400 and reimbursed cost of $1,324) were paid to the law firm of a stockholder/officer in his capacity as attorney for the Company. The Company pays no directors fees or investment advisory fees.

NOTE 4.  CAPITAL STOCK

As of December 31, 2004 there were 275,970 shares of $10 par value common stock authorized, issued and outstanding.